EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement 333-145077 (Amendment #7) on Form S-1 of our report dated April 11, 2006, except for Notes 5, 6 and 10 as to which the date is July 31, 2007 (which report expresses an unqualified opinion), relating to the December 31, 2005 and 2004 financial statements of Synacor Inc. and subsidiary which is part of such Registration Statement and our report dated July 31, 2007 relating to the financial statement schedule listed in Item 16 (b) appearing elsewhere in such Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Freed Maxick & Battaglia, CPAs, PC
Buffalo, New York
December 26, 2007